Exhibit 99.1

Vanda Pharmaceuticals Reports Fourth Quarter and Full Year 2025 Financial Results
•Full year 2025 Fanapt® net product sales increased by 24% to $117.3 million compared to full year 2024
•Full year 2025 total revenues increased by 9% to $216.1 million compared to full year 2024
•NEREUSTM (tradipitant) approved for the prevention of vomiting induced by motion
•BysantiTM (milsaperidone) NDA for bipolar I disorder and schizophrenia under review by the FDA; PDUFA target action date of February 21, 2026
WASHINGTON – February 11, 2026 – Vanda Pharmaceuticals Inc. (Vanda) (Nasdaq: VNDA) today announced financial and operational results for the fourth quarter and full year ended December 31, 2025.
“2025 showed strong momentum at Vanda, led by Fanapt, with net product sales up 24% to $117.3 million, driven by a 28% rise in total prescriptions and 149% surge in new-to-brand prescriptions - reflecting accelerating growth in schizophrenia and bipolar I disorder. We await the FDA decision on the Bysanti (milsaperidone) NDA by the February 21, 2026 PDUFA date, which would expand our psychiatry franchise in the global antipsychotic category. This category had a total addressable market estimated at approximately $20 billion in 2025,” said Mihael H. Polymeropoulos, M.D., Vanda’s President, CEO and Chairman of the Board.
“The FDA approval of NEREUS (tradipitant) is a landmark - the first new oral therapy for motion-induced vomiting prevention in over 40 years - targeting a large addressable population of roughly 65–78 million U.S. adults experiencing symptoms, with tens of millions seeking relief annually. We are preparing for the NEREUS commercial launch and plan to start a Phase III program in the first half of 2026 for its use in preventing vomiting from GLP-1 analogs,” continued Dr. Polymeropoulos. “We submitted the imsidolimab BLA in Q4 2025 for generalized pustular psoriasis, a rare orphan condition. With our current franchise - Fanapt, HETLIOZ, HETLIOZ LQ, and PONVORY - we expect 2026 total revenues of $230 to $260 million from these marketed products alone, providing a solid baseline. We look forward to continued growth from this portfolio, with further contributions from the NEREUS launch and potential approvals of Bysanti and imsidolimab.”
Financial Highlights
Fourth Quarter of 2025
•Total net product sales from Fanapt®, HETLIOZ® and PONVORY® were $57.2 million in the fourth quarter of 2025, an 8% increase compared to $53.2 million in the fourth quarter of 2024.
•Fanapt® net product sales were $33.2 million in the fourth quarter of 2025, a 25% increase compared to $26.6 million in the fourth quarter of 2024.
•HETLIOZ® net product sales were $16.4 million in the fourth quarter of 2025, an 18% decrease compared to $20.0 million in the fourth quarter of 2024.
•PONVORY® net product sales were $7.6 million in the fourth quarter of 2025, a 17% increase compared to $6.5 million in the fourth quarter of 2024.
•Loss before income taxes was $38.0 million in the fourth quarter of 2025 compared to a loss before income taxes of $6.5 million in the fourth quarter of 2024.
•Provision for income taxes was $103.2 million in the fourth quarter of 2025 compared to a benefit for income taxes of $1.6 million in the fourth quarter of 2024. The provision for income taxes in the fourth quarter of 2025 includes the impact of the recording of a valuation allowance of $113.7 million against all of Vanda’s deferred tax assets, which is a non-cash charge.
•Cash, cash equivalents and marketable securities (Cash) was $263.8 million as of December 31, 2025, representing a decrease to Cash of $29.9 million compared to September 30, 2025.
Full Year 2025
•Total net product sales from Fanapt®, HETLIOZ® and PONVORY® were $216.1 million for the full year 2025, a 9% increase compared to $198.8 million for the full year 2024.
•Fanapt® net product sales were $117.3 million for the full year 2025, a 24% increase compared to $94.3 million for the full year 2024.
•HETLIOZ® net product sales were $71.4 million for the full year 2025, a 7% decrease compared to $76.7 million for the full year 2024.
•PONVORY® net product sales were $27.4 million for the full year 2025, a 2% decrease compared to $27.8 million for the full year 2024.
•Loss before income taxes was $138.6 million for the full year 2025 compared to a loss before income taxes of $22.9 million for the full year 2024.
•Provision for income taxes was $81.8 million for the full year 2025 compared to a benefit for income taxes of $4.0 million for the full year 2024. The provision for income taxes for the full year 2025 includes the impact of the recording of a valuation allowance of $113.7 million against all of Vanda’s deferred tax assets, which is a non-cash charge.
•Cash was $263.8 million as of December 31, 2025, representing a decrease to Cash of $110.8 million compared to December 31, 2024.
Key Operational Highlights – Commercial
•Fanapt® experienced significant growth, with total prescriptions (TRx)1 increasing by 36% and Fanapt® net product sales increasing by 25% in the fourth quarter of 2025 as compared to the fourth quarter of 2024. Fanapt® total prescriptions increased by 28% and Fanapt® net product sales increased by 24% for the full year 2025 as compared to the full year 2024. New to brand prescriptions (NBRx)1 increased by 108% in the fourth quarter of 2025 as compared to the fourth quarter of 2024 and increased by 149% for the full year 2025 as compared to the full year 2024.
•During 2025, Vanda's direct-to-consumer campaign, launched in the first quarter, continued to drive meaningful gains in brand awareness for the company and its products, Fanapt® and PONVORY®. The Company maintained strategic investments in its commercial infrastructure, including increased brand visibility through targeted sponsorships, with the goal of supporting long-term market leadership and future commercial launches. Fanapt® performance remains the focus of Vanda’s commercial initiatives and encourages us to continue to invest in this differentiated medicine, and, if approved, the franchise-extending launch of Bysanti™.
Key Operational Highlights – Regulatory & Clinical Development
•The U.S. Food and Drug Administration (FDA) has approved NEREUS™ (tradipitant), an oral neurokinin-1 (NK-1) receptor antagonist, for the prevention of vomiting induced by motion.
•Bysanti™ (milsaperidone) New Drug Application (NDA) for bipolar I disorder and schizophrenia is under review by the FDA, with a Prescription Drug User Fee Act (PDUFA) target action date of February 21, 2026.
•A Bysanti™ Phase III clinical study for use as a once-daily adjunctive treatment for major depressive disorder (MDD) is enrolling patients and results are expected in 2026.
•Vanda announced positive results of a clinical study of NEREUSTM in the prevention of vomiting induced by a GLP-1 analog, Wegovy® (semaglutide). A Phase III clinical program is anticipated to be initiated in the first half of 2026.
•Imsidolimab Biologics License Application (BLA) in generalized pustular psoriasis (GPP) was submitted to the FDA in the fourth quarter of 2025.
•A Phase III study of VQW-765, an alpha-7 nicotinic acetylcholine receptor partial agonist, in the treatment of adults with social anxiety disorder has been initiated and study results are expected by the end of 2026.

•The Phase III study of the long acting injectable (LAI) formulation of iloperidone in the treatment of schizophrenia in relapse-prevention is enrolling patients.
•A clinical study of the LAI formulation of iloperidone in people with treatment-resistant hypertension is ongoing and Vanda is enrolling patients.
•On January 8, 2026, Vanda announced that it had received a decision letter from the FDA Center for Drug Evaluation and Research (CDER) concluding that the supplemental New Drug Application (sNDA) for HETLIOZ® (tasimelteon) for the treatment of jet lag disorder cannot be approved in the current form. This letter followed CDER’s re-review of the jet lag sNDA under Vanda’s collaborative framework agreement with the FDA. Vanda has requested that the FDA Commissioner resume hearing proceedings.
GAAP Financial Results
Net loss was $141.2 million in the fourth quarter of 2025 compared to net loss of $4.9 million in the fourth quarter of 2024. Diluted net loss per share was $2.39 in the fourth quarter of 2025 compared to diluted net loss per share of $0.08 in the fourth quarter of 2024.
Net loss was $220.5 million for the full year 2025 compared to net loss of $18.9 million for the full year 2024. Diluted net loss per share was $3.74 for the full year 2025 compared to diluted net loss per share of $0.33 for the full year 2024.
Provision for Income Taxes - One-Time, Non-Cash Charge Impact
In the fourth quarter of 2025, Vanda determined that it is not more-likely-than-not that it will realize its existing net deferred tax assets, having reviewed both positive and negative evidence as well as expectations of future taxable income, and recorded a valuation allowance against all its deferred tax assets. As a result, the fourth quarter of 2025 provision for income taxes includes a one-time, non-cash income tax charge of $113.7 million. Excluding this one-time non-cash tax charge, our full year 2025:
•Effective tax rate would have increased to 23%, compared to the reported effective tax rate of negative 59%.
•Net loss would have decreased to $106.8 million, compared to the reported net loss of $220.5 million.
•Diluted net loss per share would have decreased to $1.81, compared to the reported diluted net loss per share of $3.74.
Vanda provides Non-GAAP financial information, which it believes can enhance an overall understanding of its financial performance when considered together with GAAP figures. Refer to the sections of this press release entitled “Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information.”
2026 Financial Guidance
Due to the recent and upcoming regulatory and commercial milestones, Vanda’s 2026 financial guidance is limited to revenue guidance for currently commercialized products which includes Fanapt®, HETLIOZ® and PONVORY®. Vanda expects to achieve the following financial objectives in 2026.

Full Year 2026 Financial Objectives	Full Year 2026 Guidance
Total revenues	$230 to $260 million
Fanapt® net product sales	$150 to $170 million
Other net product sales	$80 to $90 million
Conference Call
Vanda has scheduled a conference call for today, Wednesday, February 11, 2026, at 4:30 PM ET. During the call, Vanda’s management will discuss the fourth quarter and full year 2025 financial results and other corporate activities. Investors can call 1-888-596-4144 (domestic) or 1-646-968-2525 (international) and use passcode number 8728050. A replay of the call will be available on Wednesday, February 11, 2026, beginning at 8:30 PM ET and will be accessible until Wednesday, February 18, 2026 at 11:59 PM ET. The replay call-in number is 1-800-770-2030 for domestic callers and 1-609-800-9909 for international callers. The passcode number is 8728050.

The conference call will be broadcast simultaneously on Vanda’s website, www.vandapharma.com. Investors should click on the Investors tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary software or presentations. The call will also be archived on Vanda’s website for a period of 30 days.
References
1.IQVIA Prescription Data
Non-GAAP Financial Information
Vanda believes that the above Non-GAAP financial information provided in this press release can assist investors in understanding and assessing the ongoing economics of Vanda’s business and reflect how it manages the business internally and sets operational goals. The Non-GAAP effective tax rate, Non-GAAP net loss and Non-GAAP dilutive EPS exclude the one-time, non-cash valuation allowance income tax charge. Vanda believes that excluding the impact of this one-time, non-cash charge better reflects the recurring economic characteristics of its business, as well as Vanda's use of financial resources and its long-term performance.
These Non-GAAP financial measures, as presented, may not be comparable to similarly titled measures reported by other companies because all companies may not calculate these measures in an identical manner and, therefore, they are not necessarily an accurate measure of comparison between companies.
The presentation of these Non-GAAP financial measures is not intended to be considered in isolation or as a substitute for guidance prepared in accordance with GAAP. The principal limitation of these Non-GAAP financial measures is that they exclude significant elements that are required by GAAP to be recorded in Vanda's financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management in determining these Non-GAAP financial measures. In order to compensate for these limitations, Vanda presents its Non-GAAP financial information in connection with its GAAP financial information. Investors are encouraged to review the reconciliation of our Non-GAAP financial measures to their most directly comparable GAAP financial measure.
About Vanda Pharmaceuticals Inc.
Vanda is a leading global biopharmaceutical company focused on the development and commercialization of innovative therapies to address high unmet medical needs and improve the lives of patients. For more on Vanda Pharmaceuticals Inc., please visit www.vandapharma.com and follow us on X @vandapharma.
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
Various statements in this press release, including, but not limited to, the guidance provided under “2026 Financial Guidance” above and statements regarding Vanda’s plans for pursuit of FDA approval of BysantiTM for the treatments of bipolar I disorder and schizophrenia and imsidolimab for the treatment of GPP, and the related timelines and prospects for approval; Vanda’s commercial launch plans for NEREUSTM for the prevention of vomiting induced by motion; the prevalence of motion-induced vomiting in the U.S. and the number of people seeking relief each year; the goals, focus and expected results of Vanda’s commercial infrastructure investment strategy; Vanda’s clinical development plans and expected timelines for BysantiTM for the treatment of MDD, NEREUSTM in the prevention of vomiting induced by Wegovy®, the long acting injectable formulation of iloperidone in the treatments of schizophrenia in relapse-prevention and hypertension and VQW-765 in the treatment of adults with social anxiety disorder; Vanda’s plans to continue its pursuit of FDA approval of HETLIOZ® for the treatment of jet lag disorder; and Vanda’s expectations with respect to the strength of its business are “forward-looking statements” under the securities laws. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements are based upon current expectations and assumptions that involve risks, changes in circumstances and uncertainties. Important factors that could cause actual results to differ materially from those reflected in Vanda’s forward-looking statements include, among others, Vanda’s ability to continue to grow its business; the FDA’s ability to complete its reviews of, and reach decisions with respect to, the NDA for BysantiTM by February 21, 2026; Vanda’s ability to obtain regulatory approval of imsidolimab for the treatment of GPP; Vanda’s ability to successfully execute the commercial launch of NEREUSTM; the accuracy of the estimates of the prevalence of motion-induced vomiting in the U.S. and the number of people seeking relief each year; Vanda’s ability to achieve long-term market leadership and execute new commercial launches through its commercial infrastructure investments; Vanda’s ability to complete the clinical study for BysantiTM for the treatment of MDD and receive results in 2026; Vanda’s ability to initiate the clinical program for NEREUSTM in the prevention of vomiting induced by Wegovy® in the first half of 2026; Vanda’s ability to complete enrollment of patients in the clinical studies for the LAI formulation of iloperidone in the treatments of schizophrenia in relapse-prevention and hypertension;

Vanda’s ability to complete the clinical study for VQW-765 in the treatment of adults with social anxiety disorder and receive results by the end of 2026; and the FDA’s willingness to resume hearing proceedings on HETLIOZ® for the treatment of jet lag disorder. Therefore, no assurance can be given that the results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Forward-looking statements in this press release should be evaluated together with the various risks and uncertainties that affect Vanda’s business and market, particularly those identified in the “Cautionary Note Regarding Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vanda’s most recent Annual Report on Form 10-K, as updated by Vanda’s subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.
All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this press release is provided only as of the date of this press release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

VANDA PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for share and per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31 2025	December 31 2024	December 31 2025	December 31 2024
Revenues:
Fanapt® net product sales	$33,218	$26,649	$117,302	$94,297
HETLIOZ® net product sales	16,389	20,044	71,431	76,675
PONVORY® net product sales	7,609	6,492	27,372	27,800
Total revenues	57,216	53,185	216,105	198,772
Operating expenses:
Cost of goods sold excluding amortization	3,833	2,590	13,044	11,314
Research and development	29,006	19,840	109,271	74,431
Selling, general and administrative	62,978	39,282	237,951	146,414
Intangible asset amortization	1,752	1,752	7,007	7,273
Total operating expenses	97,569	63,464	367,273	239,432
Loss from operations	(40,353)	(10,279)	(151,168)	(40,660)
Other income, net	2,351	3,782	12,521	17,739
Loss before income taxes	(38,002)	(6,497)	(138,647)	(22,921)
Provision (benefit) for income taxes	103,185	(1,585)	81,827	(4,021)
Net loss	$(141,187)	$(4,912)	$(220,474)	$(18,900)
Net loss per share, basic	$(2.39)	$(0.08)	$(3.74)	$(0.33)
Net loss per share, diluted	$(2.39)	$(0.08)	$(3.74)	$(0.33)
Weighted average shares outstanding, basic	59,098,957	58,308,487	58,930,157	58,149,087
Weighted average shares outstanding, diluted	59,098,957	58,308,487	58,930,157	58,149,087

VANDA PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31 2025	December 31 2024
ASSETS
Current assets:
Cash and cash equivalents	$84,851	$102,316
Marketable securities	178,996	272,327
Accounts receivable, net	54,578	47,101
Inventory	1,852	1,726
Prepaid expenses and other current assets	26,985	15,420
Total current assets	347,262	438,890
Property and equipment, net	2,248	2,132
Operating lease right-of-use assets	3,923	5,602
Finance lease right-of-use assets	7,343	4,943
Intangible assets, net	117,089	114,096
Deferred tax assets	—	81,440
Non-current inventory and other	11,083	9,101
Total assets	$488,948	$656,204
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$68,297	$39,086
Product revenue allowances	76,865	60,895
Total current liabilities	145,162	99,981
Operating lease non-current liabilities	2,991	4,944
Finance lease non-current liabilities	4,076	3,146
Other non-current liabilities	9,533	9,587
Total liabilities	161,762	117,658
Stockholders’ equity:
Common stock	59	58
Additional paid-in capital	721,264	712,706
Accumulated other comprehensive income	629	74
Accumulated deficit	(394,766)	(174,292)
Total stockholders’ equity	327,186	538,546
Total liabilities and stockholders’ equity	$488,948	$656,204

VANDA PHARMACEUTICALS INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except for share and per share amounts)
(unaudited)

Twelve Months Ended
December 31 2025
Net loss	$(220,474)
Adjustments:
One-time, non-cash income tax charge	113,699
Non-GAAP net loss	(106,775)
Net loss per share, basic	$(1.81)
Net loss per share, diluted	$(1.81)
Weighted average shares outstanding, basic	58,930,157
Weighted average shares outstanding, diluted	58,930,157

Effective tax rate	(59)%
Adjustments:
Effect of one-time, non-cash income tax charge	82%
Non-GAAP effective tax rate	23%

Corporate Contact:

Kevin Moran
Senior Vice President, Chief Financial Officer and Treasurer
Vanda Pharmaceuticals Inc.
202-734-3400
pr@vandapharma.com

Jim Golden / Jack Kelleher / Dan Moore
Collected Strategies
VANDA-CS@collectedstrategies.com

Follow us on X @vandapharma